UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

February 2, 2009

Date of Report (Date of earliest event reported)

ANTIGENICS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Rd. Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On February 2, 2009 Antigenics Inc. (the “Company”) initiated a plan of restructuring that resulted in a reduction of its workforce by approximately 20%, or 19 positions. All affected employees have been notified. The Company has engaged in this workforce reduction in order to reduce operating expenses in light of current market conditions and focus its resources on near-term commercial opportunities. The Company estimates that it will incur roughly $200,000 in severance and outplacement expenses related to this restructuring in the quarter ending March 31, 2009. All of these expenses will result in future cash outlays, most of which will be paid in the current quarter.

This Item 2.05 contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements related to the amount and expected timing of restructuring and other charges, and the potential impact of the workforce reductions on operating expenses. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation: risks inherent in restructuring efforts, which may affect the timing and ultimate actual amounts of the charges incurred and expenses contained, the impact of the workforce reduction on the Company’s business; unanticipated charges not currently contemplated that may occur as a result of the reduction in workforce and other anticipated cost-saving initiatives across the organization; the unfavorable general economic and market conditions; the ability of the Company to attract and retain qualified personnel; and certain other factors that may affect future operating results, which are detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the Securities and Exchange Commission, and other reports filed with the SEC. The forward-looking statements included herein are made only as of the date of publication and the Company undertakes no obligation to update the information set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTIGENICS INC.

Date: February 4, 2009	By:	/s/ Shalini Sharp
Shalini Sharp
Chief Financial Officer